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                         The Hartford Mutual Funds, Inc.
                       The Hartford Mutual Funds II, Inc.
                           Hartford Series Fund, Inc.
                        Hartford HLS Series Fund II, Inc.
                      The Hartford Income Shares Fund, Inc.
                           HL Investment Advisors, LLC
                   Hartford Investment Financial Services, LLC

                                 CODE OF ETHICS

I.    SCOPE

      This Code of Ethics has been adopted by the Boards of Directors of The Hartford Mutual Funds, Inc., The Hartford Mutual Funds II, Inc., Hartford Series Fund, Inc., Hartford HLS Series Fund II, Inc. and The Hartford Income Shares Fund, Inc. (collectively, the "Funds"). Each of the Funds, except The Hartford Income Shares Fund, is an open-end management investment company registered under the Investment Company Act of 1940 ("1940 Act") consisting of a number of separate investment portfolios or mutual funds (each, a "Fund").

      This Code of Ethics also has been adopted by HL Investment Advisors, LLC ("HLIA") and Hartford Investment Financial Services, LLC ("HIFSCO"). HLIA and HIFSCO are referred to collectively as the "Advisers". The Advisers are investment advisers registered under the Investment Advisers Act of 1940 ("Advisers Act").

      If you are an "Access Person," "Advisory Person," "Investment Person," or "Portfolio Manager" as defined in this Code, certain of your personal investments must be made in accordance with the requirements set forth in the Code. Generally, with certain exceptions noted herein, this Code applies to transactions that fall under either one of the following two conditions:

   - First, you are a "beneficial owner" of the security under the Rule 16a-1 of the Exchange Act, as defined in Section X.F, below; or

   - Second, if you control or direct securities trading for another person or entity, other than a Fund or an Account, those trades are subject to this Statement even if you are not a beneficial owner of the securities.

II.   STATEMENT OF PRINCIPLES

      The nature of our business is such that all directors, officers and employees of the Funds and the Advisers have a fiduciary duty to the Funds' shareholders and our other investment advisory clients. Accordingly, each of us is under an affirmative duty to place the interests of the Funds' shareholders and our other investment advisory clients first, ahead of our own personal financial interests. We further must avoid any conflicts of interest between our personal securities investments and those of our clients, and take appropriate steps to ensure that investment personnel do not take inappropriate advantage of their positions of trust.

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      In order to ensure that we fulfill these duties, all personal securities transactions of persons identified as being subject to this Code of Ethics must be conducted in accordance with the requirements stated herein. It is impossible, however, to anticipate every circumstance that might cause a conflict of interest to arise with a client. If you have any question as to whether a particular course of action you, or another member of our team, are considering would cause a conflict of interest with a client, you should consult with Ned Watkins, Director of Investment Adviser Compliance (the "Chief Compliance Officer").

      The requirements stated in this Code are in addition to the obligations that officers and employees of the Funds and the Advisers have to comply with the Code of Ethics and Business Conduct of The Hartford Financial Services Group, Inc. and the Advisers' policy regarding the receipt and use of material non-public inside information.

III.  LEGAL REQUIREMENTS

      It is unlawful for any director, officer, employee or other affiliated person of the Funds and the Advisers, in connection with the purchase or sale, directly or indirectly, of a Security Held or to be Acquired by a Fund:

      A.    to use any device, scheme or artifice to defraud the Fund;

      B. to make any untrue statement of a material fact to the Fund, or to omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances in which they were made, not misleading;

      C. to engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

      D.    to engage in any manipulative practice with respect to such Fund.

      All directors, officers, and employees of the Advisers, and any other person providing investment advice on behalf of an Adviser and is subject to the Adviser's supervision and control, are required to comply with the Federal Securities Laws.

IV.   GENERAL INVESTMENT RESTRICTIONS

      A.    Trading Restrictions Applicable to Access Persons

            1. An Access Person shall not purchase or sell any Covered Security if he or she knows that a Covered Security is Being Considered for Purchase or Sale by an Adviser for any Fund or Account, or that the Covered Security is the subject of a pending order or trade by any Fund or Account.

            2. Access Persons of the Advisers are required to obtain approval, in advance, of certain trades. An Access Person who is required to preclear a

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                  trade in a Covered Security may not purchase or sell, directly or indirectly, such Covered Security unless the Access Person first receives approval for the purchase or sale in accordance with the preclearance procedures described in Section VI.F, below. If preclearance is required in accordance with Section VI.F, an Access Person may place an order for purchase or sale only during the Preclearance Effectiveness Period, which order may not be revoked or withdrawn by such Access Person outside of the Preclearance Effectiveness Period.

      B.    Trading Restrictions Applicable to Portfolio Managers

      A Portfolio Manager may not buy or sell for his or her account a Covered Security within the seven calendar day period before or after a Fund or Account that he or she manages, buys or sells that Covered Security. Any profits realized on such trades will be disgorged as determined by the Chief Compliance Officer.

      C.    IPOs

            1. All Access Persons must obtain approval, under the preclearance procedures set forth in Section VI.F of this Code of Ethics, prior to acquiring beneficial ownership of any security in an IPO.

            2. Investment Persons are prohibited under this Code of Ethics from acquiring any Covered Security that is an equity security in an IPO.

      D.    Limited Offerings

            1. All Access Persons must obtain approval, under the preclearance procedures set forth in Section VI.F of this Code of Ethics, prior to acquiring beneficial ownership of any security in a Limited Offering.

            2. Any Investment Person who may, after purchasing a security in a Limited Offering, be involved in an Adviser's subsequent consideration of an investment in the issuer of the security on behalf of a Fund or Account, must disclose this potential conflicting interest to the Chief Compliance Officer. Any decision to purchase such security for a Fund or Account will be subject to independent review by Investment Persons having no personal interest in the issuer. Investment Persons conducting such independent review shall create and maintain written records of their review, including a written explanation for their decision to permit or not permit the investment.

      E.    Short Term Trades

      Investment Persons may not profit from the purchase and sale, or sale and purchase of a Covered Security for his or her account within 60 calendar days without a written exemption

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from the Chief Compliance Officer. Any profits realized in such short term trades will be disgorged as determined by the Chief Compliance Officer. Equity securities with a market capitalization of at least $5 billion are not subject to this restriction.

      F.    Investment in Mutual Funds

      Access Persons may not engage, directly or indirectly, in any transaction in shares of any mutual fund, including the Funds, where an Adviser or a control affiliate acts as adviser or principal underwriter of such fund which is (i) in violation of Rule 22c-1 under the Investment Company Act of 1940 (e.g., late trading) or (ii) in violation of or more frequent than is permitted by the prospectus for such fund (or by the prospectus for a variable product investing in such fund) or by The Hartford Investment and Savings Plan (e.g., market timing). In addition, Access Persons investing in shares of mutual funds outside of the Funds also must comply with applicable federal securities laws and fund policies with respect to their investments in shares of such mutual funds, including laws and policies relating to late trading and market timing.

      G.    Gifts

      Access Persons may not accept gifts or other items beyond those courtesies deemed to be customary reasonable and proper under the particular business circumstances from any person or entity that does business with a Fund, an Account or any advisory client of an Adviser. Acceptance of all gifts must be in accordance with the Code of Ethics and Business Conduct of The Hartford Financial Services Group, Inc.

      H.    Service on Boards of Directors

      An Access Person may not serve on the board of directors of a company unless such service is approved in accordance with the Code of Ethics and Business Conduct of The Hartford Financial Services Group, Inc. Any Access Person whose service on a board of directors is so approved must promptly notify the Chief Compliance Officer in writing.

V.    EXEMPTED TRANSACTIONS

      The trading restrictions of Section IV.A - E, and the preclearance requirements of Section VI.F, of this Code of Ethics shall not apply to the following transactions:

      A. Purchases or sales effected in any personal investment account over which the Access Person has no direct influence or control. (An Access Person is presumed to have direct influence or control over the account of a spouse, minor child or other dependent relatives.);

      B. Purchases or sales of securities or the purchase, sale or exercise of options related to securities which are not eligible for purchase or sale by any Fund or Account, such as securities of The Hartford Financial Services Group, Inc.;

      C. Purchases or sales which are non-volitional on the part of either the Access Person or an Account;

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      D.    Purchases made pursuant to an Automatic Investment Plan;

      E. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

      F.    Purchases and sales of foreign government securities;

      G. Purchases and sales of any exchange traded securities designed to replicate specific indices, or sub-components of an index, such as SPDRS, Diamonds, Midcap SPDRS and WEBS; and

      H. Purchases and sales of shares of open-end mutual funds, or of unit investment trusts that are invested exclusively in one or more open-end funds.

VI.   COMPLIANCE PROCEDURES

      A.    Initial and Annual Holdings Reports

            1. Each Access Person must submit a report to the Chief Compliance Officer containing the information listed below.

                  i. The title and type of security, the exchange ticker symbol or cusip number, the number of shares, and the principal amount of all Covered Securities beneficially owned by the Access Person.

                  ii. The name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person's direct or indirect benefit.

                  iii.  The date the report is submitted.

            2. Each Access Person must provide the holdings report required under paragraph 1:

                  i. no later than 10 days after the person becomes an Access Person, and

                  ii. with respect to each calendar year, no later than February 14th of each year.

            3. Information contained in each report must be current as of a date that is not more than 45 calendar days prior to the date the report is submitted.

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            4.    Shares of any Fund and any other registered investment company for which an Adviser serves as investment adviser, or whose investment adviser or principal underwriter controls, is controlled by or under common control with, an Adviser are Covered Securities and must be reported. Shares of other registered investment companies are not Covered Securities.

            5. Any report with respect to variable products which invest in Covered Securities (including shares of the Funds) must include the information required under paragraph 1 with respect to the underlying Covered Securities.

      B.    Quarterly Reports

      Every Access Person shall, within 30 days of the end of each calendar quarter, submit a report to the Chief Compliance Officer, with respect to each transaction in a Covered Security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the Covered Security, providing the information listed below.

            1. The date of the transaction, the title, the exchange ticker symbol or cusip number, the interest rate and maturity date, the number of shares, and the principal amount of each Covered Security involved.

            2. The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition).

            3. The price of the Covered Security at which the transaction was effected.

            4. The name of the broker, dealer or bank with or through which the transaction was effected.

            5. If the Access Person has established a brokerage account during the quarterly period, the name of the broker, dealer or bank and the date the account was established.

            6.    The date the report is submitted.

      Shares of any Fund and any other registered investment company for which an Adviser serves as investment adviser, or whose investment adviser or principal underwriter controls, is controlled by or under common control with, an Adviser are Covered Securities, and transactions in such securities must be reported. Any report with respect to variable products which invest in Covered Securities (including shares of the Funds) must include the information required under this paragraph with respect to the underlying Covered Securities. Transactions in shares of other registered investment companies are not required to be reported.

      C.    Exceptions

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      The following exceptions apply to reporting under Sections VI.A and B, as indicated:

            1. Transactions effected for, and Covered Securities held in, any account over which an Access Person has no direct or indirect influence or control (e.g., blind trusts, employee stock purchase plans or option grants) are not required to be reported under Sections VI.A or B.

            2. Transactions effected for, or Covered Securities held in, The Hartford Investment and Savings Plan, provided that

                  i. in lieu of the Section VI.A initial or annual report, the Access Person confirms in writing a composite record retained by the Advisers of the information required in the report, and

                  ii. in lieu of the Section VI. B quarterly report, all of the information required under Section VI.B has otherwise been provided to the Chief Compliance Officer in the time period required by Section VI.B.

            3. Transactions effected pursuant to an Automatic Investment Plan are not required to be reported pursuant to Section VI.B, but holdings of Covered Securities that are subject to an Automatic Investment Plan must be reported under Section VI.A.

      D.    Review of Reports

      The Chief Compliance Officer, or his or her designee, shall be responsible for reviewing all Access Person reports required under this Section VI.

      E.    Confirmations

      Access Persons must direct their brokers to send duplicate copies of confirmations for all Covered Securities transactions to the Chief Compliance Officer.

      F.    Preclearance

      In addition to the preclearance requirements described in Sections IV.C and D, Access Persons must preclear all transactions in Covered Securities that are fixed income securities. The Chief Compliance Officer will consider, but not be limited to considering the following: is the Access person aware that a Covered Security is Being Considered for Purchase or Sale by any Account or Fund; does the Access Person have any material nonpublic information concerning the issuer of the Covered Security; are any order or trades of an Account or Fund pending for the Covered Security. The Chief Compliance Officer may contact credit analysts or Portfolio Managers to affirm that a Covered Security is not under consideration.

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      G.    Training

      All new Access Persons shall be trained, as appropriate, regarding the requirements of this Code. In addition, Access Persons will receive periodic updates, as appropriate, regarding compliance with this Code. Training typically takes place through organized seminars or meetings, though computer-based training may also be used. Other training methods may be used if found suitable by the Chief Compliance Officer.

      H.    Code; Amendments; Certifications

      The Chief Compliance Officer shall provide all directors, officers and employees of the Advisers and any other Access Person with a copy of this Code of Ethics, and any amendments thereto as they become available. All directors, officers and employees of the Advisers and other Access Persons, must certify that they have read and understood the Code of Ethics (upon initial employment and annually), and have complied with its requirements (annually). Certain entities serving as subadvisers to the Funds have adopted their own codes of ethics, subject to the approval of the Funds' Board of Directors.

      I.    Reports of Violations

      All directors, officers and employees of the Advisers must report promptly any violations of the Code of Ethics of which they become aware to the Chief Compliance Officer.

      J.    Report to Fund Board

      On an annual basis management of the Funds, each Adviser and each sub-adviser which provides services to the Funds must submit to the Funds' Boards of Directors of those funds a written report which:

            1. Describes any issues arising under the Code or procedures since the last report to the Board of Directors, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

            2. Certifies that the Funds and each Adviser have adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

      K.    Reports by Disinterested Directors of the Funds

      A Disinterested Director of a Fund shall not be subject to reporting requirements of Section VI.A or B of the Code of Ethics, except that if such Disinterested Director knew, or in the ordinary course of fulfilling his official duties as a director, should have known, that during

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the 15-day period immediately preceding or following the date of his or her transaction in a Covered Security such security was purchased or sold by a Fund, or was Being Considered for Purchase or Sale by the Fund or an Adviser, then the Disinterested Director must file a quarterly report containing the information required by Section VI.B.

      L.    Designation and Notification of Persons Subject to the Code

      The Chief Compliance Officer shall determine, from time to time, the identity of the persons meeting the definitions of "Access Person," "Advisory Person," "Investment Person," and "Portfolio Manager" for purposes of this Code of Ethics. The determination of the Chief Compliance Officer shall be final. The Chief Compliance Officer shall notify all persons who are required to file reports under this Code of Ethics.

VII.  SANCTIONS

      Upon discovering a violation of this Code by an Access Person or the Adviser, as applicable, may impose such sanctions as it deems appropriate, including, among other things, a letter of sanction, suspension or termination of the employment of the violator. The Chief Compliance Officer may recommend the imposition of sanctions to management of the Adviser.

      Violations of the provisions regarding personal trading will presumptively be subject to being reversed, in the case of a purchase, and to disgorgement of profits, if any. Any disgorged profits shall be paid to any client disadvantaged by the transaction, or to a charitable organization, as determined by the appropriate Adviser, unless the violator establishes to the satisfaction of the Adviser that under the particular circumstances disgorgement would be an unreasonable remedy for the violation.

      All material violations of this Code, and any sanctions imposed with respect thereto, shall be reported by the Chief Compliance Officer periodically to the appropriate entity's President, the Director of Compliance for The Hartford Financial Services Group, Inc., in addition to the Funds' Boards of Directors.

VIII. EXEMPTIVE PROCEDURE

      The Chief Compliance Officer may, after consultation with the Director of Compliance of The Hartford Financial Services Group, Inc. and the Hartford Life General Counsel, grant exemptions from the requirements in this Code in appropriate circumstances. All requests for exemption must be made in writing.

IX.   RECORDS

      The Chief Compliance Officer shall create and maintain all records relating to this Code of Ethics necessary to demonstrate compliance with this Code, and the requirements of the Investment Advisers Act of 1940 and the Investment Company Act of 1940 and the rules thereunder. All such records must be maintained for the periods required under the applicable rules. Required records include, but are not limited to, the following:

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      A.    A copy of the Code of Ethics, and any amendments, predecessors or successors thereto;

      B. A record of any violation of the Code, and of any actions taken as a result of such violation;

      C. A record of all written certifications required under Section VI.H of this Code;

      D.    A record of each report filed by an Access Person pursuant to
            Section VI.A - C of this Code, and of any alternative information used in lieu of a report;

      E. A record identifying all Access Persons, Advisory Persons, Investment Persons and Portfolio Managers subject to this Code, and of all persons who are responsible for reviewing reports submitted under Section VI.A - C of this Code;

      F. A record of any decision, and the reasons supporting such decision, to approve a transaction pursuant to Section IV.C and D of this Code;

      G. A record of any decision to grant an exemption pursuant to Section VIII of this Code; and

      H.    A copy of each report required under Section VI.J of this Code.

X.    DEFINITIONS

      A. "Access Person" of a Fund or Adviser means any director, officer, general partner or Advisory Person of the relevant entity, including persons defined below as Investment Persons and Portfolio Managers. "Access Person" of an Adviser also includes any other Supervised Person as defined in the Advisers Act who

            1. Has access to nonpublic information regarding any client's purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Fund or other registered investment company for which an Adviser serves as investment adviser, or whose investment adviser or principal underwriter controls, is controlled by or under common control with, an Adviser; or

            2. Who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

      B. "Account" means any advisory account of a client for which an Adviser is the investment adviser or subadviser.

      C. "Advisory Person" means (i) any employee of an Adviser or a Fund (or of any company in a control relationship to the Adviser or Fund), who, in connection with his or her

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regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Covered Security by any Fund or Account, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to any Fund, Account or Adviser who obtains information concerning recommendations made to the Account with regard to the purchase or sale of a Covered Security.

      D. "Automatic Investment Plan" means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

      E. "Being Considered for Purchase or Sale" as to a Covered Security means when a recommendation to purchase or sell such Covered Security has been made and communicated.

      F. "Beneficial owner" means that you directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, have or share in the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in a security.

      You are presumed to have beneficial ownership in all of the following, as applicable:

            1. securities held by members of your immediate family sharing the same household with you, although the presumption of beneficial ownership may be rebutted;

            2. your interest in securities held by a trust, which may include both trustees with investment control and, in some instances, trust beneficiaries;

            3. your right to acquire securities through the exercise or conversion of any derivative security, whether or not presently exercisable;

            4. your proportionate interest as a general partner in the portfolio securities held by any general or limited partnership;

            5. certain performance-related fees other than an asset-based fee, received by any broker, dealer, bank, insurance company, investment company, investment adviser, investment manager, trustee or person or entity performing a similar function; and

            6. any right you may have dividends that is separated or separable from the underlying securities. Otherwise, the right to dividends alone shall not represent beneficial ownership in the securities.

      You are not deemed to have beneficial ownership in the portfolio securities held by a corporation or similar entity in which you own securities if you are not a controlling shareholder of the entity and you do not have or share investment control over the entity's portfolio.

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      G.    "Chief Compliance Officer" means the individual designated as the
Chief Compliance Officer by the respective Advisers, or another person designated by the Chief Compliance Officer.

      H. "Covered Security" means any interest or instrument commonly known as a security, except that it shall not include the following:

            1.    direct obligations of the United States,

            2.    bankers' acceptances,

            3.    certificates of deposit,

            4.    commercial paper,

            5. high quality, short term debt instruments (including repurchase agreements),

            6.    securities issued by The Hartford Financial Services Group,
                  Inc.,

            7. shares of open-end mutual funds other than money market funds (except if Adviser or an entity that controls, or is controlled by or under common control with, the Adviser acts as the fund's investment adviser or principal underwriter),

            8. variable annuities and variable life insurance products (in each case, unless issued by an entity that controls, or is controlled by or under common control with, an Adviser and which invests in any of the Funds).

      I. "Disinterested Director" means a Director of the Funds who is not an "interested person" of the funds within the meaning of Section 2(a)(19) of the Investment Company Act.

      J. "Federal securities laws" means the Securities Act of 1933, Securities Exchange Act of 1934, Sarbanes-Oxley Act of 2002, Investment Company Act of 1940, Investment Advisers Act of 1940, title V of the Gramm-Leach-Bliley Act, rules adopted by the Securities and Exchange Commission ("SEC") under these laws, certain provisions of the Bank Secrecy Act applicable to registered investment companies and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

      K. IPO (initial public offering) means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of
Section 13 or 15(d) of the Securities Exchange Act of 1933.

      L. "Investment Person" means (i) any employee of an Adviser (or of any company in a control relationship to the Adviser), who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by a Fund or Account; and (ii) any natural person who controls any Fund, Account or Adviser and who obtains information concerning recommendations made to the Fund or Account regarding the purchase or sale of securities for the Fund or Account. The term Investment Person includes Portfolio Managers, analysts and traders of the Advisers who take part in the process of making decisions about investments for Funds or Accounts.

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      M.    "Limited offering" means an offering that is exempt from
registration under the Securities Act of 1933 pursuant to Section 4(2) or
Section 6(6) of that Act or pursuant to Rules 504, 505, or 506 thereunder.

      N. "Portfolio Managers" means personnel of the Advisers who make decisions about investments for a Fund or Account.

      O. "Preclearance Effectiveness Period" means the day on which approval pursuant to Section 5(e) of this policy is communicated to the Access Person and the immediately following business day.

      P. "Purchase or Sale" of a Covered Security includes, among other things, the writing of an option to purchase or sell a Covered Security.

      Q. "Security Held or to be Acquired by a Fund" means any Covered Security that, within the most recent fifteen days is or has been held by the Fund, or considered by the Fund or an Adviser for purchase by the Fund. The term also includes any option to purchase or sell, and any security convertible into or exchangeable for a Covered Security during the fifteen day period.

Approved: November 2, 2004

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